PREJEAN
COMPANY

Exhibit 8.2

March 16, 2011

We reviewed the Material United States Federal Consequences of the Merger of Mainland Resources, Inc. and American Exploration Corporation included in Form S-4 (Securities Act of 1933 Registration Statement), dated on or about March 16, 2011, for the limited purpose of expressing our opinion as to the United States Federal Income Tax classification of the merger of the aforementioned corporations.

All information used to formulate our opinion was provided by Mainland Resources, Inc. and American Exploration Corporation and our opinion is dependent on the accuracy of the statements, representations, and assumptions provided by the corporations. We did not compile, review, nor audit any of the financial statements or information included in Form S-4 nor any of the information upon which we relied to form our opinion.

Based on the information provided and our interpretation of the United States Internal Revenue Code of 1986, Section 368 and Treasury Regulations 1.368-2(b), it is our opinion that the merger of Mainland Resources, Inc. and American Exploration Corporation described in Form S-4, dated on or about March 16, 2011 will qualify as a tax-free reorganization.

/s/ Prejean Company, ACCPA

A Corporation Of
Certified Public Accountants

1304 Bertrand Drive, Suite E-6
Lafayette, LA 70506
337-406-1099 Fax 866-787-5753